Exhibit 99.1

CrossAmerica Partners LP Announces President and CEO Transition

Allentown, PA March 2, 2026 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today announces the appointment of Maura Topper, Chief Financial Officer of CrossAmerica GP LLC, the general partner of CrossAmerica , as the President and CEO of the General Partner, effective as of March 2, 2026. Ms. Topper succeeds Charles Nifong, who departs from his role as President and CEO and a member of the Board of Directors of the General Partner as of the same date, having served in those capacities since November 19, 2019. Effective as of the same time, Mr. Nifong will move to the executive management team of Dunne Manning Holdings LLC, which is an affiliate of the General Partner and of related entities controlled by Joseph V. Topper, Jr., founder of CrossAmerica and Chairman of the Board.

“On behalf of the Board, I want to extend our sincere gratitude to Charles for his dedicated and effective leadership of the Partnership,” said Mr. Topper. He continued, “During the last six years, Charles has overseen CrossAmerica’s strategic pivot back into retail operations, while executing on our asset optimization initiatives and completing several of the largest transactions in CrossAmerica’s history. I am confident that the Partnership is well positioned for continued success in the years to come.” Mr. Topper, who also serves as the CEO of Dunne Manning, added, “I am grateful that Charles will continue to play a key role in our overall business organization, now as a member of the senior leadership team of Dunne Manning. As the assets and operations of that entity continue to grow in scale and complexity, Charles’ experience and talent will be instrumental.” Founded in 2014, Dunne Manning and its affiliates manage a diversified portfolio of real estate assets, investments and business interests on behalf of the Topper family office.

Mr. Nifong commented, “It has been an honor to serve as President and CEO of the Partnership for the past six years. I am proud of the progress CrossAmerica has made and look forward to the continued success of this enterprise over the long term.”

On Ms. Topper’s appointment as President and CEO of the General Partner, Mr. Topper said, “The members of our Board, having had the opportunity to witness firsthand the leadership that Maura has exhibited as CrossAmerica’s CFO during these years, was unanimous in its conviction that she is the best person to lead the Partnership in the next chapters of its growth and evolution. I congratulate Maura on her appointment and, on behalf of the Board, thank her for her willingness to serve in this capacity.”

Ms. Topper commented, “I appreciate the trust that the Board has placed in me to lead CrossAmerica as its President and CEO. I sincerely thank Charles for his leadership, and for his mentorship of me and our entire team. Thanks to the dedication of our entire team and the strength of our business, the Partnership will continue on its successful trajectory as it enters this exciting new chapter.” Before her appointment as President and CEO of CrossAmerica’s General Partner, Maura Topper served as its CFO since August 11, 2021. From 2014 to her appointment as CFO, Ms.

Topper was Vice President and CFO of Dunne Manning. She served as a member of the Board from the Partnership’s initial public offering in 2012 until October of 2014, and again from November of 2019 to the present.

Jonathan E. Benfield, Chief Accounting Officer of the Partnership’s subsidiary entities, has been appointed as the Interim Chief Financial Officer of the General Partner, as of March 2, 2026.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,600 locations and owns or leases approximately 1,000 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Marathon, Valero, Phillips 66 and other major brands. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.